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       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 83 to the registration Statement on Form N-1A (the "Registration Statement") of our report dated June 26, 2006, relating to the financial statements and financial highlights appearing in the April 30, 2006 Annual Report to Shareholders of the PowerShares Exchange Traded Fund Trust, which are also incorporated into the Registration Statement. We also consent to the reference to us under the headings "Fund Service Providers" and "Financial Highlights" in the Prospectuses and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP
New York, New York
August 25, 2006